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CALADRIUS, INC.
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Dear Fellow Shareholders of Caladrius Biosciences,
The first five months of my tenure as the Chief Executive Officer of Caladrius Biosciences (formerly NeoStem) have been hectic, stimulating and enlightening. I can assure you that I am as excited as ever about our prospects to bring new, innovative and treatment paradigm-changing medical therapies to bear on diseases with high unmet medical need. I also remain confident that our objective to significantly enhance shareholder value will become a reality as we continue to execute our strategic business plan. But before I detail our exciting company milestones, both recent and upcoming, allow me to begin with a few words about our new identity.
Effective today, NeoStem has changed its name to Caladrius Biosciences, Inc. The name change marks the culmination of our efforts to identify clearly our company by its new, focused and rationalized pipeline in combination with our unique approach to cell therapy development and manufacturing services. In Roman mythology, the Caladrius is a bird that visits the ill and is said to be able to absorb a patient’s illness and fly away, dispersing the illness and healing both itself and the patient. With the same objective of patient recovery, we, now as Caladrius Biosciences, are committed to bringing significant life-improving therapies to market, driving the evolution of the cell therapy industry and generating industry-leading growth through our innovation and executional excellence. Among the first of a new breed of immunotherapy companies, we strive every day, through the development of our own individualized cell therapies as well as through successful development and manufacturing partnerships, to deliver unique and better medical treatments to market.
The excitement for our clinical development work continues to grow now that we are among a select group of immunotherapy companies with a product candidate in Phase 3. CLBS20 (formerly NBS20) is our most advanced clinical program and is being developed as an autologous cell therapy to treat Stage III recurrent and Stage IV metastatic melanoma. We randomized the first patient in the Phase 3 study, the Intus Study, in April. In addition to the compelling Phase 2 data on which the Phase 3 trial is based, this program enjoys Orphan Drug and Fast Track designations from FDA and the protocol has been granted a Special Protocol

Assessment (SPA). The European Medicines Agency (EMA) has also classified CLBS20 as an Advanced Therapeutic Medicinal Product (ATMP).
On May 21, the California Institute of Regenerative Medicine (CIRM) awarded a $17.7 million grant to the Company to support the Intus Phase 3 trial. The CIRM grant represents a significant portion of the development cost and, importantly, represents an endorsement from an independent and distinguished scientific body of the promise of CLBS20. These funds will add to the $28.75 million we raised through a public offering of common stock at the start of this month, an event that introduced a strong contingent of new institutional investors to our shareholder base.
To add to our enthusiasm for this program, we note that the platform technology on which CLBS20 is based is likely applicable to many other solid tumor types. Given that we acquired this asset approximately one year ago and, in the ensuing months, much of the external focus on our company was on our ischemic repair Phase 2 program, we believe that the market has not yet integrated the full potential of this mature immunotherapy asset into the value of our company. We base our opinion on a comparison of the market capitalization of Caladrius with other companies that have much higher market capitalizations and that are also working in the immuno-oncology therapeutic area (e.g., Lion Biotechnologies and Northwest Biotherapeutics) but have products with much less available clinical data and/or that are in earlier stages of development.
Following CLBS20 in terms of clinical advancement is CLBS10 (formerly NBS10), our ischemic repair program in Phase 2 clinical development (the PreSERVE trial). CLBS10 is an autologous cell therapy based on bone marrow-derived CD34 cells, which we believe have the ability to stimulate the formation of new blood vessels. We reported what we perceive as promising interim data last fall and, as many of you know, added to the data coming from the trial with new and supplemental information presented at the spring meeting of the American College of Cardiology. Based on the results that have been reported to date, we see the PreSERVE study as a real success as a Phase 2 study. Not only has it given us important information regarding tolerance, administration, dose, endpoints and design for future clinical development, but it has provided what we see as compelling signals supporting a conclusion of positive treatment effects. While we will continue to follow patients and complete the study as required by the protocol, we believe that we have learned sufficient information from the trial to formulate next steps for development and attract relevant partners into more serious discussions.
Finally, for CLBS03 (formerly NBS03D), our T regulatory cell immunomodulation program, we have submitted a Phase 2 study protocol (the Trutina study) to FDA and are now able to  proceed with the study as soon as we choose to do so. This study is designed to evaluate CLBS03 in adolescents with type 1 diabetes mellitus (T1DM). We look forward to starting this Phase 2 trial later this year or in early 2016. In the meantime, we are exploring means, including partnering, by which we can accelerate the initiation of the trial and the immunomodulation program in general. In keeping with the potential broad applicability of our other platforms, we expect this immunomodulation platform to be applicable to other autoimmune disorders that cumulatively affect more than 50 million people in the United States alone.
We plan to build on all of these exciting developments throughout the rest of this year. In 2015, Caladrius’ management expects significant additional achievements. Principal among them are the following:

•	Continued enrollment in the Intus Phase 3 trial for CLBS20;

•
Filing an IND in Japan for one or more programs under Japan’s new regenerative medicine law, which enables an expedited path to conditional approval for regenerative medicine products based on the demonstration of sufficient safety evidence and signals of efficacy;

•	Finalization of decisions on next development steps for CLBS10 based on available PreSERVE results;

•	Receipt of additional non-dilutive (i.e., grant) funding to support development programs; and

•	Continued growth in the Company’s client services business: PCT, a Caladrius company.

As you can see, there is much about which to be excited at Caladrius. We feel that the combination of our rich and balanced therapeutics pipeline with our externally recognized premier services business in cell therapy process development and manufacturing has created an organization with unique capabilities for accelerated and efficient product development. We further believe that this profile gives us a significant competitive advantage that should result, ultimately, in significant enhanced value for shareholders. We look forward to realizing this objective. In the meantime, allow me to express the gratitude of our entire company to you, our loyal shareholders, for your continued support. We look forward to sharing our future successes with you as we work to make Caladrius a market leader in individualized medicines.
With best regards,
David J. Mazzo, Ph.D.
Chief Executive Officer